                                                                 EXHIBIT 5.1




                                December 30, 1996



ONTRACK Data International, Inc.
6321 Bury Drive
Eden Prairie, MN 55346

     RE: OPINION OF COUNSEL AS TO LEGALITY OF 1,544,076 SHARES OF COMMON STOCK TO BE REGISTERED UNDER THE SECURITIES ACT OF 1933

Ladies and Gentlemen:

     This opinion is furnished in connection with the registration under the Securities Act of 1933 on Form S-8 of 1,544,076 shares of Common Stock, $.01 par value per share, of ONTRACK Data International, Inc. (the "Company") offered to key employees, directors and consultants pursuant to the ONTRACK Data International, Inc. 1996 Stock Incentive Plan, Nonqualified Stock Option Plan and Employee Stock Purchase Plan (the "Plans").

     As general counsel for the Company, we advise you that it is our opinion, based on our familiarity with the affairs of the Company and upon our examination of pertinent documents, that the 1,544,076 shares of Common Stock to be offered to employees, directors and consultants by the Company under the Plans will, when paid for and issued, be validly issued and lawfully outstanding, fully paid and nonassessable shares of Common Stock of the Company.

     The undersigned hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement with respect to said shares of Common Stock under the Securities Act of 1933.

                              Very truly yours,

                              LINDQUIST & VENNUM P.L.L.P.